Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

Office Depot Announces First Quarter 2019 Results

First Quarter 2019 Highlights

•	Reported Sales of $2.8 Billion, down 2% from Prior Year Period
o	BSD Division Revenue up 1%
o	Retail Division Same Store Sales down 4%
o	CompuCom Revenue down 4%
o	Services Revenue Growth in BSD and Retail Divisions up 13% and up 16%, Respectively
•	Operating Income of $24 Million and Net Income from Continuing Operations of $8 Million
•	Adjusted Operating Income of $67 Million Primarily Driven by Lower Performance at CompuCom
•	Announces Business Acceleration Program to Improve Profitability and Enable Growth Investments
•	Updates 2019 Guidance

Boca Raton, Fla., May 8, 2019 — Office Depot, Inc. (“Office Depot,” or the “Company”) (NASDAQ: ODP), a leading integrated business-to-business (“B2B”) distribution platform of business services and supplies announced today results for the first quarter ended March 30, 2019.

Consolidated (in millions, except per share amounts)	1Q19	1Q18
Selected GAAP measures:
Sales	$2,769	$2,830
Sales change from prior year period	(2)%
Operating income	$24	$77
Operating income margin	0.9%	2.7%
Net income from continuing operations	$8	$33
Diluted earnings per share from continuing operations	$0.01	$0.06
Operating Cash Flow (1)	$60	$207
Selected Non-GAAP measures: (2)
Adjusted EBITDA	$118	$141
Adjusted operating income	$67	$93
Adjusted operating income margin	2.4%	3.3%
Adjusted net income from continuing operations	$39	$45
Adjusted net earnings per share from continuing operations (most dilutive)	$0.07	$0.08
Free Cash Flow (1) (3)	$14	$170

(1)	Both Operating Cash Flow and Free Cash Flow are from continuing operations.
(2)

Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments, and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

(3)

As used throughout this release, Free Cash Flow is defined as cash flows from operating activities of continuing operations less capital expenditures. Free Cash Flow is a non-GAAP measure and reconciliations from GAAP financial measures can be found in this release.

“Our first quarter results were disappointing driven primarily by poor performance at our CompuCom division,” said Gerry Smith, chief executive officer of Office Depot. “We are taking decisive actions and making numerous improvements in our sales and operational processes to place this business back on-target with its long-term expectations. That said, our strategy remains compelling and we are steadfast in our plan to transform Office Depot into a leading provider of business products and services through our world-class integrated distribution platform. We delivered top-line results in our core BSD and Retail divisions in-line with expectations, supported by strong service revenue growth of 13% and 16%, respectively, in these divisions. We also continued to make progress on additional transformation initiatives, including expanding the use of our supply chain with third parties and enhancing our retail footprint to include store-within-a store, co-working and expanded product offering pilots, as well as advancing our collaboration efforts with Alibaba.com,” Smith continued.

“As a means to accelerate our transformation, enhance our profitability and fund future growth initiatives, our Board of Directors formally approved earlier this week our Business Acceleration Program. This is a company-wide, cost reduction and business improvement program that was developed to create a leaner and more competitive enterprise, driving down costs, improving service delivery, and providing additional means to fund reinvestment for future growth. The program initiatives are enterprise-wide and include implementing organizational realignments, leveraging the use of technology and automation in our facilities and offices, all while reducing discretionary spending. We expect these actions will have a positive impact to our operations beginning in the second half of 2019, generating at least $40 million in savings this year and more than $100 million in annual savings at full run-rate,” he added.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the first quarter 2019 were $2.8 billion, a decrease of 2% compared to the first quarter of 2018. The decrease in sales was the result of lower sales in its CompuCom and Retail divisions. Product sales in the first quarter were down 3%, while service revenues were flat, driven by a 13% and 16% year-over-year increase in service revenue in the Company’s BSD and Retail divisions, respectively, effectively offset by lower service related revenue at its CompuCom division. On a consolidated basis, service revenue represented approximately 15% of total Company sales in the first quarter of 2019, compared to 14% in the same period in 2018.

Sales Breakdown (in millions)	1Q19	1Q18
Product sales	$2,361	$2,423
Product sales change from prior year	(3)%
Service revenues	$408	$407
Service revenues change from prior year	0%
Total sales	$2,769	$2,830

In the first quarter of 2019, Office Depot reported operating income of $24 million, compared to $77 million in the prior year period. A primary driver in the reduction of operating income in the quarter was related to weaker performance at the Company’s CompuCom division. In addition, increases in paper and paper-related costs coupled with investments in the business platform to support future growth negatively impacted margins in its BSD division. Office Depot recognized asset impairment charges of $29 million associated with continuing operations in the first quarter of 2019, $25 million of which related to impairment of operating lease right-of-use (ROU) assets recognized under the new lease accounting standard. Net income from continuing operations was $8 million, or $0.01 per share, compared to $33 million and $0.06 per share in the first quarter of 2018.

Adjusted (non-GAAP) Results (4)

Adjusted results for the first quarter of 2019 exclude charges and credits totaling $43 million, comprised of $29 million in asset impairments, $8 million in merger, acquisition and integration-related expenses, and $6 million in restructuring and other charges, as well as the after-tax impact of these items.

•

First quarter 2019 adjusted EBITDA was $118 million compared to $141 million in the prior year period. This included adjusted depreciation and amortization(5) of $48 million and $47 million in the first quarter of 2019 and 2018, respectively.

•

First quarter 2019 adjusted operating income was $67 million compared to an adjusted operating income of $93 million in the first quarter of 2018. As mentioned above, the primary driver of the reduction in the first quarter 2019 was lower results at the Company’s CompuCom division.

•

First quarter 2019 adjusted net income from continuing operations was $39 million, or $0.07 per diluted share, compared to an adjusted net income from continuing operations of $45 million, or $0.08 per diluted share, in the first quarter of 2018.

(4) Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

(5) Adjusted depreciation and amortization represents a non-GAAP measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present.

First Quarter Division Results

Business Solutions Division

The Business Solutions Division reported sales were $1.3 billion in the first quarter of 2019, up 1% compared to the first quarter of 2018. The year-over-year increase reflects the impact of acquisitions, without which sales were down 2% versus the prior year. Organic sales performance was primarily driven by continued growth in adjacency categories and services more than offset by declines in the more traditional office product categories. Including acquisitions, product sales in the first quarter of 2019 increased 1%, while service revenue increased 13% compared to the prior year period.

Business Solutions Division (in millions)	1Q19	1Q18
Sales	$1,344	$1,328
Sales change from prior year	1%
Division operating income	$46	$55
Division operating income margin	3.4%	4.1%

Business Solutions Division operating income was $46 million in the first quarter of 2019 compared to $55 million in the first quarter of 2018. The decrease in operating income versus the prior year was driven primarily by paper-related costs increases that could not be completely passed through to customers due to the timing of contractual limitations. Paper production costs have increased over 20% during the past 12 months industry-wide, and the Company is pursuing several initiatives to mitigate the impact of such cost increases going forward. In addition, lower on-line sales coupled with investments in demand generation and eCommerce capabilities adversely impacted results in the quarter.

Retail Division

The Retail Division reported sales were $1.2 billion in the first quarter of 2019, down 6% versus the prior year period. Planned closures of underperforming stores contributed to the reported decline as there were 17 fewer retail outlets at the end of the first quarter 2019 as compared to the prior year. Comparable store sales were down by 4% driven by lower store traffic, partially offset by higher conversion rates and a 16% growth year-over-year in buy on-line, pick up in store sales. Product sales in the quarter declined 8% compared to the prior period, primarily due to lower sales volume, while service revenue increased 16% compared to the prior year period.

Retail Division (in millions)	1Q19	1Q18
Sales	$1,175	$1,244
Comparable store sales change from prior year	(4)%
Division operating income	$67	$72
Division operating income margin	5.7%	5.8%

Retail Division operating income was $67 million in the first quarter of 2019, compared to $72 million in the first quarter of 2018 on relatively consistent performance as a percentage of sales as compared to the first quarter of 2018. The decrease in operating income versus the prior year was due to flow through impact of lower sales and deleveraging related to store closures, partially offset by higher gross margins stemming from improvements in distribution and inventory management costs, as well as lower operating lease costs recognized as a result of the new lease accounting standard. Additionally, the Retail division’s operating income results include the impact of investments in additional service delivery capabilities, including targeted advertising, sales training, and other customer-oriented initiatives.

During the first quarter of 2019, the Company closed 2 stores and ended the quarter with a total of 1,359 stores in the Retail Division.

CompuCom Division

The CompuCom Division reported sales were $247 million in the first quarter of 2018, down 4% compared to the first quarter of 2018. The year-over-year decrease is due in part to lower project-related revenue within existing accounts, whereby some projects were delayed, reduced in scope or failed to materialize as expected.

CompuCom Division (in millions)	1Q19	1Q18
Sales	$247	$257
Sales change from prior year	(4)%
Division operating income (loss)	$(15)	$5
Division operating income (loss) margin	(6.1)%	2.0%

CompuCom Division operating loss was $15 million in the first quarter of 2019, compared to operating income of $5 million in the first quarter of 2018. Operating profitability was down versus the prior year primarily driven by the flow through effect of lower than expected project-related revenue from existing customer accounts compounded by less than commensurate reductions in associated expenses. Profitability was further pressured by ongoing expenditures to develop and market additional service offerings. The Company is taking several actions to improve its future operating performance. These include streamlining its operational structure to improve service velocity and efficiency, reorganizing its customer-facing organization to better align with customer needs, and realigning the sales team under new leadership to more effectively identify new opportunities to increase penetration of existing customers and accelerate cross-selling opportunities. The Company expects that these and other actions will place CompuCom on a path back to long-term expectations for the business, delivering improved growth and profitability in the future.

Business Acceleration Program

The Company’s Board of Directors formally approved on May 6, 2019, the Business Acceleration Program to benefit the Company’s strategic transformation. This program is a company-wide, multi-year, cost reduction and business improvement process to systematically drive down costs, improve operational efficiencies and enable future growth investments. Under the Program, the Company will make numerous organizational realignments emanating from process improvements, increased leverage of technology and accelerated use of automation. This will result in the elimination of certain positions and leveraging the use of technology in its facilities and offices. In addition, the Company adopted a zero-based budgeting approach to reduce discretionary spending. As a result, the Company expects to realize cost savings of at least $40 million in the second half of 2019 and to achieve at least $100 million in annual run-rate costs savings thereafter. Total costs to implement the plan are estimated to be approximately $110 million, of which approximately $100 million will be cash expenditures through 2021. For the remainder of fiscal 2019, the Company expects to incur costs of approximately $85 million, of which approximately $70 million will be cash, for severance and related employee costs, recruitment and relocation, and third-party costs including legal and consulting fees.

Corporate and Other

Corporate expenses include support staff services and certain other expenses that are not allocated to the Company’s operating divisions. Unallocated expenses were $31 million in the first quarter of 2019 compared to $38 million in the first quarter of 2018.

The Company’s “Other” segment, which contains the global sourcing and trading operations in Asia and the elimination of intersegment revenues, had no material contribution to sales or operating income in the first quarter of 2019.

Balance Sheet and Cash Flow

As of March 30, 2019, Office Depot had total available liquidity of approximately $1.5 billion consisting of $604 million in cash and cash equivalents and $943 million of available credit under the Amended and Restated Credit Agreement. Total debt was $725 million, excluding $748 million of non-recourse debt supported by the associated Timber Notes receivable. As a result of our adoption of the new lease accounting standard, the Company recognized right-of-use assets and lease liabilities for operating leases on the Condensed Consolidated Balance Sheet, while the accounting for finance leases remained substantially unchanged. The Company also recognized cumulative effect of $15 million adoption date adjustments, net of tax, to its accumulated deficit.

For the first quarter of 2019, cash provided by operating activities of continuing operations was $60 million, including $7 million in acquisition and integration-related costs and $6 million in restructuring costs, compared to $207 million in the first quarter of the prior year.

Capital expenditures in the quarter were $46 million versus $37 million in the prior year, reflecting increased investments in our service platform, distribution network, retail experience, and eCommerce capabilities. Accordingly, Free Cash Flow from continuing operations was $14 million in the first quarter of 2019.

During the first quarter of 2019, the Company paid a quarterly cash dividend of $0.025 per share on March 15, 2019 for approximately $14 million and made a $19 million scheduled debt repayment on the 2022 term loan. In addition, Office Depot repurchased approximately 4 million shares at a total cost of $11 million in the first quarter of 2019. The Company also invested $5 million net of cash acquired in the quarter to expand its BSD distribution network and its customer base through acquisitions.

Revised 2019 Guidance(6)

“We believe the actions underway to drive top-line revenue growth coupled with the initiatives we’re pursuing to enhance our competitiveness, improve profitability and create the wherewithal to invest in future growth capabilities will generate greater value for all of our stakeholders,” said Smith. “We expect profitability to improve at CompuCom over the course of the year as a result of the actions already underway. These actions, coupled with the expected benefits from our Business Acceleration Program, are expected to have a positive impact to our profitability in 2019 and beyond,” he added.

Considering the Company’s first quarter performance and expected benefits from its initiatives including the Business Acceleration Program, the Company is updating its 2019 guidance as follows:

	Previous FY 2019 Guidance	Revised FY 2019 Guidance
Sales	~$11.1 billion	$10.8 - $10.9 billion
Adjusted EBITDA	~$575 million	$525 - $550 million
Adjusted Operating Income	~$375 million	$325 - $350 million
Free Cash Flow(1)(3)(7)	~$350 million	$300 - $325 million

(6)

The Company’s outlook for 2019 included in this release is for continuing operations only and includes non-GAAP measures, such as adjusted EBITDA, adjusted operating income, and free cash flow. These measures exclude charges or credits not indicative of core operations, which may include but not be limited to merger integration expenses, restructuring charges, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted without unreasonable efforts. The exact amount of these charges or credits are not currently determinable but may be significant. Accordingly, the Company is unable to provide equivalent GAAP measures or reconciliations from GAAP to non-GAAP for these financial measures.

(7)	Excludes Federal Trade Commission cash settlement and cash charges associated with the Company’s Business Acceleration Program.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services and supplies, products and technology solutions through its fully integrated B2B distribution platform of approximately 1,350 stores, online presence, and dedicated sales professionals and technicians to small, medium and enterprise businesses. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2019 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate Office Depot from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on Office Depot’s sales and pricing; the risk that Office Depot may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that Office Depot is unable to transform the business into a service-driven company or that such a strategy will result in the benefits anticipated; failure to execute effective advertising efforts; the risk that Office Depot is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that Office Depot is unable to execute the Business Acceleration Program successfully or that such program will result in the benefits anticipated; failure to attract and retain key personnel, including qualified employees in stores, service centers, distribution centers, field and corporate offices and executive management; disruptions in Office Depot computer systems; breach of Office Depot information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; increases in fuel and other commodity prices; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including new tariffs on certain foreign made goods); a downgrade in Office Depot credit ratings or a general disruption in the credit markets; covenants in the credit facility and term loan; incurrence of significant impairment charges; fluctuation in quarterly operating results due to seasonality of Office Depot business; changes in tax laws in jurisdictions where Office Depot operates; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; the inability to realize expected benefits from the disposition of the international operations; fluctuations in currency exchange rates; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act; increases in wage and benefit costs and changes in labor regulations; catastrophic events, including the impact of weather events on Office Depot’s business; failure to effectively manage Office Depot real estate portfolio; volatility in Office Depot common stock price, and  unanticipated changes in the markets for Office Depot’s business segments. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended
	March 30,	March 31,
	2019	2018
Sales:
Products	$2,361	$2,423
Services	408	407
Total sales	2,769	2,830
Cost of goods sold and occupancy costs:
Products	1,841	1,891
Services	287	272
Total cost of goods sold and occupancy costs	2,128	2,163
Gross profit	641	667
Selling, general and administrative expenses	574	573
Asset impairments	29	—
Merger and restructuring expenses, net	14	17
Operating income	24	77
Other income (expense):
Interest income	6	6
Interest expense	(23)	(29)
Other income, net	2	1
Income from continuing operations before income taxes	9	55
Income tax expense	1	22
Net income from continuing operations	8	33
Discontinued operations, net of tax	—	8
Net income	$8	$41
Basic earnings per common share
Continuing operations	$0.01	$0.06
Discontinued operations	—	0.01
Net basic earnings per common share	$0.01	$0.07
Diluted earnings per common share
Continuing operations	$0.01	$0.06
Discontinued operations	—	0.01
Net diluted earnings per common share	$0.01	$0.07
Dividends per common share	$0.025	$0.025

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

(Unaudited)

	March 30,	December 29,
	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$604	$658
Receivables, net	944	885
Inventories	1,034	1,065
Prepaid expenses and other current assets	84	75
Timber notes receivable, current maturities	836	—
Total current assets	3,502	2,683
Property and equipment, net	730	763
Operating lease right-of-use assets	1,398	—
Goodwill	922	914
Other intangible assets, net	409	422
Timber notes receivable	—	842
Deferred income taxes	244	284
Other assets	266	258
Total assets	$7,471	$6,166
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,098	$1,110
Accrued expenses and other current liabilities	1,294	978
Income taxes payable	—	2
Short-term borrowings and current maturities of long-term debt	93	95
Non-recourse debt, current maturities	748	—
Total current liabilities	3,233	2,185
Deferred income taxes and other long-term liabilities	181	300
Pension and postretirement obligations, net	111	111
Long-term debt, net of current maturities	632	690
Operating lease liabilities	1,208	—
Non-recourse debt	—	754
Total liabilities	5,365	4,040
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $0.01 par value; issued shares — 620,103,134 at March 30, 2019 and 614,170,704 at December 29, 2018; outstanding shares — 546,192,558 at March 30, 2019 and 543,833,428 at December 29, 2018	6	6
Additional paid-in capital	2,664	2,677
Accumulated other comprehensive loss	(88)	(99)
Accumulated deficit	(180)	(173)
Treasury stock, at cost — 73,910,576 shares at March 30, 2019 and 70,337,276 shares at December 29, 2018	(296)	(285)
Total stockholders’ equity	2,106	2,126
Total liabilities and stockholders’ equity	$7,471	$6,166

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	13 Weeks Ended
	March 30,	March 31,
	2019	2018
Cash flows from operating activities of continuing operations:
Net income	$8	$41
Income from discontinued operations, net of tax	—	8
Net income from continuing operations	8	33
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49	47
Amortization of debt discount and issuance costs	2	2
Charges for losses on receivables and inventories	14	14
Asset impairments	29	—
Compensation expense for share-based payments	8	4
Deferred income taxes and deferred tax asset valuation allowances	—	19
Contingent consideration payments in excess of acquisition-date liability	(11)	—
Changes in working capital and other	(39)	88
Net cash provided by operating activities of continuing operations	60	207
Cash flows from investing activities of continuing operations:
Capital expenditures	(46)	(37)
Businesses acquired, net of cash acquired	(5)	(30)
Other investing activities	(1)	1
Net cash used in investing activities of continuing operations	(52)	(66)
Cash flows from financing activities of continuing operations:
Net payments on long and short-term borrowings	(24)	(25)
Cash dividends on common stock	(14)	(14)
Share purchases for taxes, net of proceeds from employee share-based transactions	(4)	(3)
Repurchase of common stock for treasury	(11)	—
Contingent consideration payments up to amount of acquisition-date liability	(12)	(2)
Other financing activities	1	3
Net cash used in financing activities of continuing operations	(64)	(41)
Cash flows from discontinued operations:
Operating activities of discontinued operations	—	10
Investing activities of discontinued operations	—	30
Net cash provided by discontinued operations	—	40
Effect of exchange rate changes on cash and cash equivalents	2	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	(54)	138
Cash, cash equivalents and restricted cash at beginning of period	660	639
Cash, cash equivalents and restricted cash at end of period	606	777
Cash and cash equivalents of discontinued operations	—	(37)
Cash, cash equivalents and restricted cash at end of period — continuing operations	$606	$740

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

The Company’s outlook for 2019 includes adjusted EBITDA, adjusted operating income, and free cash flow.  These measures exclude charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and other significant items that currently cannot be predicted without unreasonable effort. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide a reconciliation to an equivalent net income, operating income or operating cash flow outlook for 2019.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities of continuing operations less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network.

(In millions, except per share amounts)

Q1 2019	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$574	20.7%	$—	$574		20.7%
Merger and restructuring expenses, net	$14	0.5%	$14	$—		—%
Operating income	$24	0.9%	$(43)	$67	(8)	2.4%
Income tax expense	$1	0.0%	$(12)	$13	(9)	0.5%
Net income from continuing operations	$8	0.3%	$(31)	$39	(10)	1.4%
Earnings per share continuing operations (most dilutive)	$0.01		$(0.06)	$0.07	(10)
Depreciation and amortization	$49	1.8%	$1	$48	(11)	1.7%

Q1 2018	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$573	20.2%	$—	$573		20.2%
Merger and restructuring expenses, net	$17	0.6%	$17	$—		—%
Operating income	$77	2.7%	$(17)	$93	(8)	3.3%
Income tax expense	$22	0.8%	$(4)	$26	(9)	0.9%
Net income from continuing operations	$33	1.2%	$(13)	$45	(10)	1.6%
Earnings per share continuing operations (most dilutive)	$0.06		$(0.02)	$0.08	(10)
Depreciation and amortization	$47	1.7%	$—	$47	(11)	1.7%

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended
	March 30,	March 31,
Adjusted EBITDA:	2019	2018
Net income	$8	$41
Discontinued operations, net of tax	—	8
Net income from continuing operations	8	33
Income tax expense	1	22
Income from continuing operations before income taxes	9	55
Add (subtract)
Interest income	(6)	(6)
Interest expense	23	29
Adjusted depreciation and amortization (11)	48	47
Charges and credits, pretax (12)	43	17
Adjusted EBITDA	$118	$141

Amounts may not foot due to rounding

(8)	Adjusted operating income for all periods presented herein excludes merger and restructuring expenses, net, asset impairments (if any) and executive transition costs (if any).
(9)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(10)

Adjusted net income from continuing operations and adjusted earnings per share from continuing operations (most dilutive) for all periods presented exclude merger and restructuring expenses, net, asset impairments (if any), executive transition costs (if any), loss on modification of debt (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(11)

Adjusted depreciation and amortization for all periods presented herein excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present.

(12)	Charges and credits, pretax for all periods presented include merger and restructuring expenses, net, asset impairments (if any), and executive transition costs (if any).

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended
	March 30,	March 31,
Free cash flow	2019	2018
Net cash provided by operating activities of continuing operations	$60	$207
Capital expenditures	(46)	(37)
Free cash flow	$14	$170

Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

Q1
2019
Retail Division:
Stores opened	—
Stores closed	2
Total retail stores (U.S.)	1,359
Total square footage (in millions)	30.3
Average square footage per store (in thousands)	22.3